EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Zee Hakimoglu
President and CEO
ClearOne Communications Inc.
Phone: 800-945-7730, 801-975-7200

ClearOne Provides Update on the Schedule for Completion of its Audited
Financial Statements and the Status of its Filings with the SEC

SALT LAKE CITY, September 20, 2005 — ClearOne Communications Inc. (OTC: CLRO) today provided an update on the proposed schedule for completion of its audited financial statements and the status of its filings with the Securities and Exchange Commission.

On August 18, 2005, ClearOne filed its 2003 annual report on Form 10-K containing audited financial statements for the fiscal year ended June 30, 2003 and re-audited financial statements for its 2002 and 2001 fiscal years. The Company is currently in the process of completing audited financial statements for its 2004 and 2005 fiscal years and has made such audits its highest priority. ClearOne and its auditor, KPMG LLP, are working diligently to complete the audit of the 2004 and 2005 financial statements and, based on the information available to ClearOne at this time, it anticipates that it will complete and file the 2004 10-K on or before December 31, 2005 and that it will complete and file the 2005 10-K on or before March 31, 2006.

ClearOne has been advised by the staff of the Salt Lake District Office of the Securities and Exchange Commission that the staff intends to recommend to the Commission that administrative proceedings be instituted to revoke the registration of ClearOne’s common stock based on ClearOne’s failure to timely file annual and quarterly reports with the Commission. The staff has advised the Company that it has until October 15, 2005 to make a so-called “Wells Submission” setting forth its position with respect to the staff’s intended recommendation, which submission would be considered by the Commission in determining whether or not to authorize an administrative proceeding. The Company intends to prepare a submission setting forth its arguments as to why it is not necessary or appropriate for the protection of investors for the Commission to revoke the registration of the Company’s common stock at this time. If, despite such submission, the Commission decides to authorize an administrative proceeding, ClearOne plans to oppose such proceeding. However, there can be no assurance that the Company will be successful in convincing the Commission not to follow the recommendation of the staff or that the Company would prevail in an administrative proceeding.

ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video and webconferencing applications. The reliability, flexibility and performance of ClearOne's comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. On the Web: www.clearone.com.

Forward Looking Statements: This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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